EXHIBIT 3.2

CEDAR REALTY TRUST, INC.

ARTICLES OF AMENDMENT

Cedar Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to, effective as of 9:01 a.m. Eastern Time on November 27, 2020, decrease the par value of the issued and outstanding shares of common stock of the Corporation (the “Common Stock”) from $0.396 par value per share to $0.06 par value per share and, thereby, reduce the aggregate par value of all authorized shares of Common Stock to $9,000,000 and reduce the aggregate par value of all authorized shares to $9,125,000.

SECOND: The amendment to the Charter as set forth above has been approved by a majority of the entire Board of Directors and the amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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EXHIBIT 3.2

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 23rd day of November, 2020.

CEDAR REALTY TRUST, INC.

By:	/S/ Philip R. Mays
	Name:	Philip R. Mays
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

ATTEST:

By:	/S/ ADINA G. STORCH
	Name:	Adina G. Storch
	Title:	Executive Vice President, General Counsel and Corporate Secretary